As filed with the Securities and Exchange Commission on April 27, 2006
Registration No. 333-89876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	74-1895085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
10000 Memorial Drive, Suite 600 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Frontier Oil Corporation 1999 Stock Plan
(Full title of the plan)

James R. Gibbs
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
(713) 688-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert V. Jewell
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

EXPLANATORY NOTE

Frontier Oil Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Amendment”) to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2002, Registration No. 333-89876 (the “2002 Form S-8”), with respect to shares of the Company’s common stock, no par value (the “Common Stock”) thereby registered for issuance, offer or sale pursuant to the Amended and Restated Frontier Oil Corporation 1999 Stock Plan (the “Amended and Restated 1999 Plan”). A total of 3,200,000(1) shares of Common Stock were registered for issuance, offer or sale under the 2002 Form S-8. No future awards will be made under the Amended and Restated 1999 Plan.

On April 26, 2006, the shareholders of the Company approved the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”), which amends and restates the Amended and Restated 1999 Plan. Accordingly, no future awards will be made under the Amended and Restated 1999 Plan; however, awards outstanding under the Amended and Restated 1999 Plan as of the date hereof will be honored under the Omnibus Plan. The unissued shares of Common Stock that would otherwise be available for issue under the Amended and Restated 1999 Plan as of the date hereof (including shares subject to outstanding awards under the Amended and Restated 1999 Plan), are now available for issuance, offer and sale under the Omnibus Plan. The total number of such shares under the Amended and Restated 1999 Plan was 650,435(1) (the “Carryover Shares”). The Carryover Shares are hereby deregistered. The 2002 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock registered thereunder.

Contemporaneously with the filing of this Amendment, the Company is filing a Registration Statement on Form S-8 to register the 5,393,800 shares of Common Stock now available for issuance, offer or sale pursuant to the Omnibus Plan, including, but not limited to, the Carryover Shares.

(1) The Company effected a 2-for-1 split of the Common Stock by a stock dividend paid on June 17, 2005, to shareholders of record on May 23, 2005. The total number of shares of Common Stock registered for issuance, offer or sale under the 2002 Form S-8 and the number of Carryover Shares have both been adjusted to reflect this stock split.

Item 8. Exhibits

Exhibit
Number  Description

24.1       Powers of Attorney (set forth on the signature page of this Amendment).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 27, 2006.

FRONTIER OIL CORPORATION

By:	/s/ James R. Gibbs
James R. Gibbs
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Gibbs and Michael C. Jennings and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Amendment and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James R. Gibbs James R. Gibbs	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2006
/s/ Michael C. Jennings Michael C. Jennings	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	April 27, 2006
/s/ Nancy J. Zupan Nancy J. Zupan	Vice President -Controller (Principal Accounting Officer)	April 27, 2006
/s/ Douglas Y. Bech Douglas Y. Bech	Director	April 27, 2006
/s/ G. Clyde Buck G. Clyde Buck	Director	April 27, 2006
/s/ T. Michael Dossey T. Michael Dossey	Director	April 27, 2006
/s/ James H. Lee James H. Lee	Director	April 27, 2006
/s/ Paul B. Loyd, Jr. Paul B. Loyd, Jr.	Director	April 27, 2006
/s/ Michael E. Rose Michael E. Rose	Director	April 27, 2006

EXHIBIT INDEX

Exhibit
Number  Description

24.1       Powers of Attorney (set forth on the signature page of this Amendment).